EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 ( File No.333-51767) and on Form S-3 as amended (File No. 333-24385) of HMT Technology Corporation of our report dated April 14, 2000 except for Note 13, which is as of April 26, 2000 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated April 14, 2000 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
June 13, 2000